EXHIBIT 99.1

Zivo Bioscience Regains Compliance Following Receipt of Noncompliance Notice from Nasdaq

BLOOMFIELD HILLS, Mich., (April 25, 2022) – ZIVO Bioscience, Inc. (NASDAQ: ZIVO) (the “Company”), a biotech/agtech R&D company engaged in the development of therapeutic, medicinal and nutritional product candidates derived from proprietary algal cultures, today announced that it received a Notice from Nasdaq that the Company has regained compliance of Nasdaq Listing Rule 5250(c)(1).

On April 19, 2022, the Company received a standard notice of noncompliance from Nasdaq indicating that, as a result of not having timely filed its Annual Report on Form 10-K for the year ended December 31, 2021 with the Securities and Exchange Commission the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission.

On April 22, 2022, the Company fully regained compliance with the Nasdaq continued listing requirements as a result of filing the Form 10-K. On April 25, 2022, the Company received a Notice from Nasdaq confirming that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1) and that the matter was closed.

About Zivo Bioscience, Inc.

Zivo Bioscience is a research and development company operating in both the biotech and agtech sectors, with an intellectual property portfolio comprised of proprietary algal and bacterial strains, biologically active molecules and complexes, production techniques, cultivation techniques and patented or patent-pending inventions for applications in human and animal health. Please visit www.zivobioscience.com for more information.

Contacts:

ZIVO Bioscience, Inc.

Keith Marchiando, Chief Financial Officer

(248) 452-9866 x 130

kmarchiando@zivobioscience.com

LHA Investor Relations

Tirth T. Patel

(212) 201-6614

tpatel@lhai.com

# # #